EXHIBIT 7

R E P O R T    O F    C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on December 31, 2019

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	4,387,473
Securities:	5,648
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	129,132
Premises and fixed asset	23,579
Other real estate owned:	292
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	1,052
Other assets:	110,991
Total Assets:	4,658,167

LIABILITIES	Thousands of Dollars
Deposits	3,885,525
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	165,647
Total Liabilities	4,051,172

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	402,580
Retained Earnings	203,733
Accumulated other comprehensive income	(318)
Total Equity Capital	606,995
Total Liabilities and Equity Capital	4,658,167